Exhibit 99.1
For Immediate release:

Contact: Warren R. Wilkinson
Republic Airways Holdings
Tel. (317) 484- 6042

Republic Airways Holdings Announces Second Quarter 2007 Results

Indianapolis, Indiana, (July 30, 2007) – Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today reported operating revenues of $320.3 million for the quarter ended June 30, 2007, a 12.7% increase, compared to $284.3 million for the same period last year.  The Company reported net income of $19.0 million for the quarter ended June 30, 2007, a 6.0% decrease from the $20.3 million reported in the prior year’s second quarter.  The Company also reported earnings per diluted share of $0.46, compared to $0.47 for the same period last year.  The primary items of significance affecting the second quarter of 2007 are outlined below.

Second Quarter Highlights
Excluding reimbursement for fuel expense, which is a pass-through cost to our partners, passenger revenues increased 20.8% for the second quarter of 2007.  This increase was primarily as a result of a 24.1% increase in available seat miles (ASMs) to 2.8 billion ASMs, up from 2.3 billion ASMs and a 21.4% increase in block hours.  These increases reflect the addition of 16 E170/175 regional jet aircraft placed into service since June 30, 2006 and 22 CRJ-200 regional jet aircraft placed into service during the first half of 2007.

Total operating expenses for the second quarter of 2007, including interest expense but excluding fuel charges (which are reimbursable by the Company’s partners), of $213.7 million, increased approximately 24.6% from $171.6 million for the same quarter of 2006.  Operating cost per ASM (CASM), including interest expense but excluding fuel, remained unchanged at 7.6¢.

During the quarter the Company took delivery of seven new 86-seat E175 regional jets which were placed into fixed-fee service for US Airways.   The Company entered into fixed rate debt financing arrangements for four of these aircraft and long-term operating leases for the other three.  The Company also took delivery of eight 50-seat CRJ-200 regional jet aircraft on short-term leases which were placed into service with Continental.  At June 30, 2007, the Company’s fleet consisted of 204 regional jets including 95 E145 family aircraft, 76 E170 aircraft, 11 E175 aircraft and 22 CRJ200 aircraft.

As of June 30, 2007, the Company had firm orders for 32 E170/175 aircraft which will be operated on behalf of US Airways and Frontier Airlines.  Fourteen of the aircraft will be placed into service during the remainder of 2007 and the other 18 will be placed into service during 2008.

Also during the quarter, the Company sold its $91 million pre-petition unsecured creditor claim against Delta Air Lines for approximately $45 million.

Balance Sheet Information
At June 30, 2007 the Company had $234.4 million in cash and cash equivalents compared to $195.5 million as of December 31, 2006.  The Company’s long-term debt increased to $1.59 billion as of June 30, 2007, compared to $1.48 billion at December 31, 2006. All of the Company’s long-term debt is at fixed interest rates, and is secured by the aircraft. The Company also has significant long-term operating lease obligations.  At a 7% discount factor, the present value of these lease obligations was approximately $800 million as of June 30, 2007.

Corporate Information
Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America. The airlines offer scheduled passenger service on approximately 1,100 flights daily to 116 cities in 38 states, Canada, Jamaica and the Bahamas through airline services agreements with six U.S. airlines. All of the airlines’ flights are operated under their airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, Frontier Airlines, United Express and US Airways Express. As of June 30, 2007, the airlines employed more than 4,300 aviation professionals and operated 204 regional jet aircraft.

The Company will conduct a telephone briefing to discuss its second quarter results tomorrow, July 31st, at 10:30 a.m. EDT. For those wishing to participate please call 866-831-6291 and for international calls please dial 617-213-8860; the password is 10721752.  A live Webcast of this briefing will also be available online at www.rjet.com - investor relations.

Additional Information
In addition to historical information, this release contains forward-looking statements.  Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events.  Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date.  Republic Airways assumes no obligation to update any forward-looking statement.  Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, the risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated into this release by reference.

REPUBLIC AIRWAYS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and Shares in Thousands, Except per Share Amounts)
(Unaudited)

Financial Highlights	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	Change	2007	2006	Change
OPERATING REVENUES
Passenger	$316,485	$279,430	13.3%	$600,887	$527,606	13.9%
Other	3,828	4,883	-21.6%	9,869	14,051	-29.8%
Total operating revenues	320,313	284,313	12.7%	610,756	541,657	12.8%

OPERATING EXPENSES
Wages and benefits	54,756	43,595	25.6%	105,498	83,740	26.0%
Aircraft fuel	78,184	82,137	-4.8%	145,133	158,660	-8.5%
Landing fees	13,184	10,492	25.7%	25,236	19,086	32.2%
Aircraft and engine rent	30,297	24,394	24.2%	57,331	44,746	28.1%
Maintenance and repair	32,480	24,522	32.5%	59,486	46,903	26.8%
Insurance and taxes	4,603	4,978	-7.5%	8,649	9,270	-6.7%
Depreciation and amortization	26,158	22,080	18.5%	50,668	43,498	16.5%
Other	26,105	19,555	33.5%	49,380	35,277	40.0%
Total operating expenses	265,767	231,753	14.7%	501,381	441,180	13.6%
OPERATING INCOME	54,546	52,560	3.8%	109,375	100,477	8.9%

OTHER INCOME (EXPENSE)
Interest expense	(26,128)	(21,961)	19.0%	(51,532)	(43,830)	17.6%
Other income	3,136	2,648	18.4%	5,922	4,614	28.3%
Total other income (expense)	(22,992)	(19,313)	19.0%	(45,610)	(39,216)	16.3%

INCOME BEFORE INCOME TAXES	31,554	33,247	-5.1%	63,765	61,261	4.1%

INCOME TAX EXPENSE	12,513	12,992	-3.7%	25,444	24,106	5.6%

NET INCOME	19,041	20,255	-6.0%	38,321	37,155	3.1%
PER SHARE, BASIC	$0.46	$0.48	-4.2%	$0.91	$0.89	2.2%
PER SHARE, DILUTED	$0.46	$0.47	-2.1%	$0.89	$0.86	3.5%
Weighted Average Common Shares
Basic	41,319	41,941	-1.5%	41,969	41,889	0.2%
Diluted	41,708	43,277	-3.6%	43,034	43,149	-0.3%

Unaudited Operating Highlights

Operating Highlights	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	Change	2007	2006	Change
Passenger Revenues, excluding fuel (000)	238,301	197,293	20.8%	455,754	368,946	23.5%
Passengers carried	4,134,981	3,328,129	24.2%	7,385,277	5,883,377	25.5%
Revenue passenger miles (000)	2,193,603	1,735,977	26.4%	3,904,301	3,110,267	25.5%
Available seat miles (000)	2,801,158	2,257,596	24.1%	5,253,942	4,222,798	24.4%
Passenger load factor	78.3%	76.9%	1.4 pts	74.3%	73.7%	0.6 pts
Cost per available seat mile, including interest expense (cents)	10.42	11.24	-7.3%	10.51	11.49	-8.5%
Fuel cost per available seat mile (cents)	2.79	3.64	-23.4%	2.76	3.76	-26.6%
Cost per available seat mile, including interest and excluding fuel expense (cents)	7.63	7.60	0.4%	7.75	7.73	0.3%
Operating Aircraft at period end:
37-50 seat regional jets	117	95	23.2%	117	95	23.2%
70+ seat regional jets	87	71	22.5%	87	71	22.5%
Block hours	165,878	136,620	21.4%	315,618	258,252	22.2%
Departures	93,266	78,874	18.2%	176,364	148,030	19.1%
Average daily utilization of each aircraft (hours)	10.3	10.3	0.0%	10.3	10.2	1.0%
Average length of aircraft flight (miles)	522	516	1.2%	521	520	0.2%